                                                                      EXHIBIT 12



                                 S3 INCORPORATED
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)



                                                                  THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                             --------------------------------       -------------------------------
                                                             SEPTEMBER 30,      SEPTEMBER 30,       SEPTEMBER 30,     SEPTEMBER 30,
                                                                 1998               1997               1998               1997
                                                             -------------      -------------       -------------     -------------
               Income (loss) before income taxes and equity
                  in net income of joint venture               $(43,678)          $ (1,144)          $(70,635)          $  7,800
               Add fixed charges                                  2,137              2,201              6,382              6,539
                                                               --------           --------           --------           --------
               Earnings (as defined)                           $(41,541)          $  1,057           $(65,116)          $ 13,476
                                                               ========           ========           ========           ========
               Fixed Charges:
                  Interest expense                             $  1,583           $  1,648           $  4,722           $  4,878
                  Amortization of debt issuance costs               122                121                365                366
                  Estimated interest component
                  of rent expense                                   432                432              1,295              1,295
                                                               --------           --------           --------           --------
               Total fixed charges                             $  2,137           $  2,201           $  6,382           $  6,539
                                                               ========           ========           ========           ========

               Ratio of earnings to fixed charges                    --                 --                 --                2.1
                                                               ========           ========           ========           ========



For the three and nine months ended September 30, 1998 and for the three months ended September 30, 1997, earnings were insufficient to cover fixed charges as evidenced by a less than one-to-one coverage ratio. Additional earnings of $43.7 million and $71.5 million were necessary for the three and nine months ended September 30, 1998 respectively, to provide a one-to-one coverage ratio. Additional earnings of $1.1 million were necessary for the three months ended September 30, 1997 to provide a one-to-one coverage ratio.